Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), executed on the dates set forth below, but effective as of October 6, 2011 (the “Effective Date”), is made and entered into by and between Enrique Fontova, an individual of the full age of majority of Lafayette Parish, Louisiana, whose address is _125 Princeton Woods, Louisiana 70508 (“Employee”), and Green Field Energy Services, Inc., a Delaware corporation, whose address is 4023 Ambassador Caffery Parkway, Suite 200, Lafayette, Louisiana 70503 (the “Company”), who are also sometimes referred to, each individually, as a “party,” and collectively, as the “parties” to this Agreement.

Recitals

The parties desire to enter into this Agreement to provide for the employment of Employee as the Company’s President.

Agreement

For good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree as follows:

1. Employment and Term

1.1 Employment. The Company employs Employee, and Employee accepts employment with the Company, as the President, under the terms of this Agreement.

1.2 Term. Subject to earlier termination as set forth in Section 5, below, the initial term of this Agreement and Employee’s employment with the Company under this Agreement (the “Initial Term of Employment”) begins on October 6, 2011 (the “Start Date”) and ends on October 6, 2015 (the “Initial Term End Date”).

1.3 Extensions of Term. Subject to earlier termination as set forth in Section 5, below, following the Initial Term End Date set forth in Section 1.2, the term of this Agreement and Employee’s employment with the Company under this Agreement will be automatically extended for successive terms, consisting of twelve (12) months each (the “Extension Terms”), unless either the Company or Employee gives the other party written notice of an election not to extend the term of this Agreement beyond the Initial Term End Date, or beyond an Extension Term, at least thirty (30) days before the end of the then-current term. In this Agreement, the Initial Term of Employment and any Extension Terms (if the term of this Agreement is extended to include any Extension Terms as set forth above), will be sometimes collectively referred to as Employee’s “Term of Employment” under this Agreement.

2. Duties and Reporting

2.1 General Duties. As the Company’s President, Employee will manage and supervise the operation of the Company and its employees, using his best efforts, skill, and knowledge, and will diligently and faithfully perform all other functions that may be reasonably assigned to him by the Company. Employee agrees to devote his full time, energy, and ability to his duties to the Company, except for incidental attention to the management of his personal investments that do not interfere or conflict with his duties with the Company.

2.2 Company CEO. In performing the services to be performed under this Agreement, Employee will serve the Company and report to its CEO his designated representatives, and any successor CEO of the Company.

3. Compensation

3.1 Salary. During the Term of Employment, Employee will be paid an annual base salary of $375,000, payable in accordance with the Company’s usual payroll practices, to be reviewed annually by the Company.

3.2 Vacation. Employee will be entitled to four weeks paid vacation, to be taken at times selected by Employee, but subject to the Company’s reasonable business requirements, during each full year during the Term of Employment.

3.3 Benefits. Employee will be entitled to receive the same fringe benefits made available to employees of the Company in general (e.g., 401k, health insurance, etc.), recognizing that such benefits may be changed, suspended, or terminated from time to time.

3.4 Expenses. Employee will be entitled to reimbursement for all reasonable out of pocket business expenses incurred by Employee in the furtherance of the Company’s business, if incurred with the Company’s prior consent, and upon submitting to the Company appropriate documentation supporting the expenses incurred.

3.5 Annual Performance Bonus. Employee will be eligible for an annual bonus of 50% to 100% of Employee’s annual salary, as such bonus is determined by the CEO of the Company.

4. Company’s Right of Set Off

The Company reserves the right to recover from Employee any lost, missing, stolen, or misappropriated funds of the Company or any affiliate of the Company that have been stolen or misappropriated by Employee or that are lost or missing as a result of the gross negligence or dishonesty of Employee (whether acting alone or in collusion with any other person), by withholding the amount of any such funds from, or setting off the amount of such funds against, any salary to be paid to Employee or any other payments to be paid by the Company to Employee provided for under this Agreement.

5. Termination

5.1 Events Resulting in Termination. The Term of Employment and Employee’s employment with the Company will terminate immediately upon the occurrence of any of the following events:

(a)	At the election of the Company, upon the determination by the Company to cease the Company’s business operations (“Termination Due to Cessation of Business”);

(b)	At the election of Employee at any time, for any reason, or no reason, upon 30 days’ prior written notice to the Company (“Voluntary Employee Termination”). An election by Employee not to extend the Term of Employment for any Extension Period beyond the Initial Term End Date, or not to extend the Term of Employment beyond any particular Extension Term, as set forth in Section 1.3, will not be considered to be a Voluntary Employee Termination;

(c)	If the Initial Term of Employment has expired, or an Extension Term has expired, and either the Company or Employee has timely elected not to extend the Initial Term of Employment or the Extension Term as set forth in Section 1.3 (“Termination Due to Expiration of Term”);

(d)	The death of Employee (“Termination Due to Death”);

(e)	Employee’s Disability during the Term of Employment (“Termination Due to Disability”). For purposes of this Agreement, the term “Disability” means the inability of Employee, arising out of any medically determinable physical or mental impairment, to perform the services required of him under this Agreement for ninety (90) consecutive days, or for one hundred twenty (120) days in any twelve-month period, as determined by a physician selected by the Company and the Employee;

(f)	The existence of Cause (“Termination for Cause”). For purposes of this Agreement, the term “Cause” means:

(i)	The commission of fraud or willful misconduct by Employee in the performance of his duties under this Agreement, or the conviction (or plea of guilty or nolo contendere) of Employee of any felony or any other crime involving dishonesty or moral turpitude;

(ii)	Any material breach or violation by Employee of any provision, covenant, or restriction contained in this Agreement or any corporate organizational documents (e.g., by-laws or shareholder agreement) including without limitation, any violation of the restrictions and covenants contained in Section 7, below, subject in all cases to the requirement of notice and the reasonable opportunity to cure; or

(iii)	If Employee resigns or terminates his employment when, because of existing facts and circumstances, subsequent Termination for Cause can be reasonably foreseen;

(g)	At the election of the Company, if Employee’s ownership in the Company ceases for any reason other than the death of Employee, or upon the sale or other transfer of all of Employee’s Interest in the Company (“Termination Due to Cessation of Ownership”); or

(h)	At the election of the Company, upon the sale of a majority interest in the stock or ownership interests in the Company, or all or substantially all of the assets of the Company (“Termination Due to Sale”).

5.2 Payments on Termination. If the Term of Employment and Employee’s employment with the Company terminates:

(a)	If Employee’s employment with the Company terminates as a result of a Termination Due to Death or Termination Due to Disability as set forth in subparts (d) and (e) of Section 5.1, Employee or his estate, as appropriate, will be entitled to receive (in addition to any fringe benefits payable upon death in the case of Employee’s death) the base salary that would otherwise be payable to Employee under this Agreement up to the effective date of termination plus one year, payable within seven (7) business days of termination.

(b)	If Employee’s employment with the Company terminates as a result of a Voluntary Employee Termination, Termination for Cause, or Termination Due to Cessation of Ownership as set forth in subparts (b), (f), and (g) of Section 5.1, respectively, Employee will be entitled to receive the base salary that would otherwise be payable to Employee under this Agreement up to the effective date of termination, payable within seven (7) business days of termination.

(c)	If Employee’s employment with the Company terminates as a result of a Termination Due to Sale or Termination Due to Cessation of Business as set forth in subparts (a) and (h) of Section 5.1, Employee will be entitled to receive, as full and complete severance, the base salary that would otherwise be payable to Employee under this Agreement up to the effective date of termination plus six months, payable within seven (7) business days of termination.

(d)	If Employee’s employment with the Company terminates as a result of a Termination Due to Expiration of Term, as set forth in subpart (c) of Section 5.1, Employee will be entitled to receive the base salary that would otherwise be payable to Employee under this Agreement up to the effective date of termination plus any Annual Performance Bonus, payable within seven (7) days of termination.

Nothing in this Section 5.2 impacts Employee’s Interest in the Company upon termination.

6. Legal Compliance; EEO Compliance; Code of Ethics and Conflicts of Interest.

Employee will comply with all applicable laws and regulations (federal, state and local) and will comply with all applicable directives, orders and regulations of any governmental agency or regulatory body, including federal, state and local agencies and bodies. Subject to Company’s obligation to reimburse Employee’s reasonable out of pocket expenses incurred in doing so, Employee will also maintain all applicable licenses and certifications for his job position or professional designation and will comply with all rules, regulations and requirements for any and all such licensure or certification. Employee is obligated to maintain any and all such licensure or certification as required or directed by the Company or which is in any way reasonably necessary for the performance of Employee’s job or for Employee’s performance of services. Employee will also comply with all reasonable policies, guidelines, rules and procedures of the Company, as well as any and all directives and instructions of the CEO of the Company and the Board of Directors of the Company. Employee understands, acknowledges and agrees that he will hold a position of trust and that fiduciary duties and responsibilities may apply under applicable law and that these duties and responsibilities may be continuing in nature, even after separation from employment. Employee agrees to fully and faithfully perform and discharge all such duties, responsibilities and obligations.

Employee will not engage in any conduct which constitutes an unlawful employment practice, which violates any laws or regulations (federal, state and local) prohibiting discrimination, harassment and retaliation or which otherwise prohibit unlawful employment practices. Employee acknowledges that the Company is an equal opportunity employer and prohibits all forms of unlawful discrimination in the terms and conditions of employment and prohibits all forms of harassment, including sexual harassment.

Employee has an obligation to act in an ethical manner in dealings with the Company, with co-employees, with customers and any third party. In this regard, Employee is required to be honest, forthright and to not take any action or make statements or engage in any conduct which is unethical, improper or which could create the appearance of impropriety. In addition, Employee will not engage in any conduct, take any actions or make statements which negatively reflect upon the Company or in any way harm or potentially cause harm to the Company’s image, reputation or good will.

Employee must also ensure that he does not engage in any conflict of interest. In this regard, Employee will not engage in any activity or conduct which is contrary to the exclusive interests of or in conflict with the exclusive interests of the Company. All business opportunities presented to Employee during the course and scope of his employment or while employed with the Company are to be used for the benefit of the Company only. Further, Employee will not take any position contrary to the Company’s interests or inconsistent with Employee’s employment with the Company.

7. Non-Competition, Confidentiality, Inventions, etc.

7.1 Noncompetition. During the Term of Employment and for two (2) years thereafter, regardless of any termination pursuant to Section 5 or any other termination or resignation by Employee, unless the Company ceases operations, Employee will not, in the Restricted Area, individually or jointly with others, directly or indirectly, whether for his own account or for that of any other person or entity, engage in or own or hold any ownership interest in any person or entity, and will not act as an officer, director, employee, member, partner, independent contractor, consultant, principal, agent, proprietor, or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any person or entity engaged in, any business that is in competition with or similar to the business of the Company.

The term “Restricted Area” will mean the countries, states, parishes, counties and municipalities designated in Exhibit 7-1-A.

Further, the geographic limitations described above will not apply during the Term of Employment, and during the Term of Employment, Employee will be prohibited from the foregoing activities and relationships with any person, entity, or business engaged in a business similar to any business of the Company, regardless of the geographic location of such person, entity, or business.

Notwithstanding the foregoing, it will not be a violation of this Section 7 by Employee for Employee to own a one percent (1%) or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission.

7.2 Nonsolicitation. During the Term of Employment and for a period of two (2) years thereafter, and except for an on behalf of the Company, Employee will not offer employment to any employee of the Company or its affiliates, or otherwise solicit or induce any employee of the Company or its affiliates to terminate their employment, nor will Employee act as an officer, director, employee, member, partner, independent contractor, consultant, principal, agent, proprietor, owner or part owner, or in any other capacity, for any person or entity that solicits or otherwise induces any employee of the Company or its affiliates to terminate their employment.

7.3 Confidentiality. Except in the performance of his duties under this Agreement, at no time during the Term of Employment or at any time thereafter will Employee, individually or jointly with others, for the benefit of Employee or any third party, publish, disclose, use, or authorize anyone else to publish, disclose, or use, any secret or confidential material or information relating to any aspect of the business or operations of the Company, or its affiliates, including, without limitation, any secret or confidential information relating to the business, customers, trade or industrial practices, trade secrets, technology, recipes or know-how of any of the Company, or its affiliates. Confidential Information also includes, but is not limited to, any other proprietary, confidential, or business information or documentation or trade secrets of Company and any and all items, tangible and intangible, protected or set forth in the Louisiana Trade Practices Act, La. R.S. 51:1431 et seq., the Texas Deceptive Trade Practices-Consumer Protection Act, Texas Bus. & Com. Code Ann. §§ 17.01—17.855, or other applicable law.

7.4 Inventions. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company (herein, the “Inventions”), whether or not patentable or reduced to writing, that Employee may discover, invent, or originate during his employment, either alone or with others, whether during working hours, and whether by use of the facilities or assets of the Company or its affiliates, will be the exclusive property of the Company. Writings prepared by Employee that relate to the present or reasonably anticipated business of the Company will be deemed “works made for hire” and will be the property of the Company. Employee will hold such writings in confidence unless the Company authorizes publication. Employee will promptly disclose all Inventions to the Company, and will execute, at the Company’s request, any assignments or other documents that the Company deems reasonably necessary to protect or perfect its rights therein, and will assist the Company in obtaining, defending and enforcing the Company’s rights therein.

7.5 Reasonableness of Restrictions, Reformation, and Enforcement. The parties recognize and acknowledge that the geographical and time limitations contained in this Agreement are reasonable and properly required for the adequate protection of the interests of the Company. If any part of the restrictions contained in this Agreement are held to be unreasonable, arbitrary, or against public policy, then the restrictions will be considered divisible, both as to the time and to the geographical area, with each month of the specified period being deemed a separate period of time and each radius mile of the restricted territory being deemed a separate geographical area, so that the lesser period of time or geographical area will remain effective so long as the same is not unreasonable, arbitrary, or against public policy. If any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area which is determined to be reasonable, nonarbitrary, and not against public policy may be enforced against Employee. If Employee violates any of the covenants contained herein and if any court action is instituted by the Company to prevent or enjoin the violation, then the period of time during which Employee’s business activities will be restricted, as provided in this Agreement, will be lengthened by a period of time equal to the period between the date of Employee’s breach of the terms or covenants contained in this Agreement and the date on which the decree of the court disposing of the issues upon the merits becomes final and not subject to further appeal.

7.6 Specific Performance. Employee agrees that a breach of any of the restrictions or covenants contained in this Agreement will cause irreparable injury to the Company for which the remedy at law will be inadequate and would be difficult to ascertain. Accordingly, in the event of the breach or threatened breach of any of these covenants, the Company will be entitled, in addition to any other rights and remedies it may have at law or in equity, to obtain an injunction to restrain Employee from any threatened or actual activities in violation of any of these covenants. Employee consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings which might be brought to enforce any of these covenants without the necessity of proof of actual damages, and if the Company does apply for an injunction, Employee will not raise as a defense that the Company has an adequate remedy at law.

8. General Provisions

8.1 Assignment. Employee may not assign or transfer any of his rights, duties, or obligations under this Agreement to any person or entity without the Company’s prior written consent, which may be withheld for any reason or for no reason. The Company will have the right, without Employee’s consent, to assign this Agreement and the rights and duties hereunder to the Company to any affiliate or subsidiary of the Company, or to any successor of the Company, and in each case, Employee will be bound by the assignment.

8.2 Additional Actions. Each party agrees to execute additional instruments and take additional actions reasonably requested by the other party to confirm or otherwise to carry out the intent and purposes of this Agreement.

8.3 Applicable Law. This Agreement is governed by and must be interpreted under Louisiana law, without regard to its choice of law provisions.

8.4 Severability. If any part of this Agreement is held to be indefinite, invalid, or otherwise unenforceable, the rest of the Agreement will continue in full force.

8.5 Joint Drafting. The parties have jointly participated in negotiating and drafting this Agreement, and if any question of intent or interpretation arises, it will be construed as if drafted by all parties.

8.6 Exhibits. All schedules and exhibits are fully incorporated into this Agreement.

8.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which is considered an original.

8.8 Expenses of Enforcement. In the event of a dispute, controversy or claim, arising out of or related to any provision of this Agreement, the prevailing party will be entitled to collect from the unsuccessful party or parties all costs and expenses, including reasonable attorney’s fees, incurred by the prevailing party and exercised in defending any of the rights or remedies under this Agreement or enforcing any of the terms, conditions or provisions of this Agreement.

8.9 Headings; Gender; Singular and Plural. All headings are for reference purposes only and do not affect the interpretation of this Agreement. Wherever the context so requires, the masculine will include the feminine and neuter, and the singular will include the plural, and conversely.

8.10 Notices. Except as otherwise specifically set forth in this Agreement, all notices, elections, consents, or approvals required or permitted under this Agreement must be in writing and may be delivered in person, via Federal Express or any other comparable, reputable express carrier, or by U.S. mail, postage prepaid, registered or certified mail, return receipt requested, or by fax or e-mail (if receipt is confirmed) to the respective party at the party’s mailing address, fax number, or e-mail address designated in the Company’s records. Notice sent by U.S. mail is deemed delivered and received three days after deposit with the U.S. Postal Service. Notice sent by a reputable express carrier is deemed delivered and received on the day receipted for by the party or its agent. Notice sent by fax or e-mail is deemed delivered and received as of the date and time of receipt indicated in the confirmation of receipt. The addresses of the parties set forth in the “appearances” section of the first page of this Agreement will be the initial designated mailing addresses for notices in the Company’s records. Any party may change its address, fax number, or e-mail address for notices by giving the Company and the other parties written notice of the change.

8.11 Binding Effect. This Agreement is binding on the parties and their heirs, successors, and assigns.

8.12 Survival. All provisions of this Agreement that by their nature are continuing in nature will survive and continue following the termination of this Agreement and Employee’s employment with the Company for the maximum periods of time allowed by law. In particular, but without limitation thereto, the termination of this Agreement or Employee’s employment with the Company, for whatever reason, will not extinguish those obligations of Employee specified in Section 7 of this Agreement, nor will they extinguish the right of any party to bring an action, either in law or in equity, for breach of this Agreement by any other party.

8.13 Waiver. A party’s failure to enforce any term, provision, or condition of this Agreement at any time or times will not be deemed a waiver of that term, provision, or condition for the future, nor will any specific waiver of a term, provision, or condition at one time be deemed a waiver of such term, provision, or condition for any future time or times.

8.14 Jurisdiction. Each party agrees to submit to the personal jurisdiction and venue of the state and federal courts in the state of Louisiana in the judicial circuit where the Company has its principal corporate office, and waive all questions of personal jurisdiction and venue, including, without limitation, the claim or defense that those courts constitute an inconvenient forum.

8.15 Affiliate. Whenever used in this Agreement, the term “affiliate” means, with respect to the Company, all persons or entities (i) controlled by the Company, (ii) that control the Company, or (iii) that are under common control with the Company.

8.16 Entire Agreement. This Agreement and the agreements referred to herein constitute the entire agreement between the parties concerning the subject matter hereof, and supersede all prior memoranda, correspondence, conversations, and written or oral agreements.

9. ACKNOWLEDGMENT. EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS ENTIRE AGREEMENT AND UNDERSTANDS THE NATURE AND EXTENT OF THE RIGHTS AND OBLIGATIONS OF THIS AGREEMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT HE IS ENTERING INTO THIS AGREEMENT VOLUNTARILY AND WITHOUT COERCION AND IS DOING SO AFTER CONSULTING WITH OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH ANY ATTORNEY OF HIS CHOICE. EMPLOYEE FURTHER ACKNOWLEDGES THAT THIS AGREEMENT IS BEING ENTERED INTO AFTER DUE THOUGHT AND CONSIDERATION AND AFTER MUTUAL AND MEANINGFUL NEGOTIATION.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates reflected beneath their signatures.

WITNESSES:

/s/ Jay Levy	/s/ Enrique Fontova
ENRIQUE FONTOVA

Date: 10/18/11

WITNESSES:	Green Field Energy Services, Inc.

/s/ Jay Levy	By:	/s/ Michel B. Moreno
Michel B. Moreno, CEO

Date: 10/18/11

EXHIBIT 7.1-A TO

EMPLOYMENT AGREEMENT

1. The following Parishes within the State of Louisiana

Acadia

Allen

Ascension

Assumption

Avoyelles

Beauregard

Bienville

Bossier

Caddo

Calcasieu

Caldwell

Cameron

Catahoula

Claiborne

Concordia

De Soto

East Baton Rouge

East Carroll

East Feliciana

Evangeline

Franklin

Grant

Iberia

Iberville

Jackson

Jefferson

Jefferson Davis

Lafayette

Lafourche

LaSalle

Lincoln

Livingston

Madison

Morehouse

Natchitoches

Orleans

Ouachita

Plaquemines

Pointe Coupee

Rapides

Red River

Richland

Sabine

St. Bernard

St. Charles

St. Helena

St. James

St. John the Baptist

St. Landry

St. Martin

St. Mary

St. Tammany

Tangipahoa

Tensas

Terrebonne

Union

Vermilion

Vernon

Washington

Webster

West Baton Rouge

West Carroll

West Feliciana

Winn

2. The following Counties in the State of Texas – Anderson, Andrews, Angelina, Aransas, Archer, Armstrong, Atascosa, Austin, Bailey, Bandera, Bastrop, Baylor, Bee, Bell, Bexar, Blanco, Borden, Bosque, Bowie, Brazoria, Brazos, Brewster, Briscoe, Brooks, Brown, Burleson, Burnet, Caldwell, Calhoun, Callahan, Cameron, Camp, Carson, Cass, Castro, Chambers, Cherokee, Childress, Clay, Cochran, Coke, Coleman, Collin, Collingsworth, Colorado, Comal, Comanche, Concho, Cooke, Coryell, Cottle, Crane, Crockett, Crosby, Culberson, Dallam, Dallas, Dawson, Deaf Smith, Delta, Denton, DeWitt, Dickens, Dimmit, Donley, Duval, Eastland, Ector, Edwards, Ellis, El Paso, Erath, Falls, Fannin, Fayette, Fisher, Floyd, Foard, Fort Bend, Franklin, Freestone, Frio, Gaines, Galveston, Garza, Gillespie, Glasscock, Goliad, Gonzales, Gray, Grayson, Gregg, Grimes, Guadalupe, Hale, Hall, Hamilton, Hansford, Hardeman, Hardin, Harris, Harrison, Hartley, Haskell, Hays, Hemphill, Henderson, Hidalgo, Hill, Hockley, Hood, Hopkins, Houston, Howard, Hudspeth, Hunt, Hutchinson,

Irion, Jack, Jackson, Jasper, Jeff Davis, Jefferson, Jim Hogg, Jim Wells, Johnson, Jones, Karnes, Kaufman, Kendall, Kenedy, Kent, Kerr, Kimble, King, Kinney, Kleberg, Knox, Lamar, Lamb, Lampasas, La Salle, Lavaca, Lee, Leon, Liberty, Limestone, Lipscomb, Live Oak, Llano, Loving, Lubbock, Lynn, McCulloch, McLennan, McMullen, Madison, Marion, Martin, Mason, Matagorda, Maverick, Medina, Menard, Midland, Milam, Mills, Mitchell, Montague, Montgomery, Moore, Morris, Motley, Nacogdoches, Navarro, Newton, Nolan, Nueces, Ochiltree, Oldham, Orange, Palo Pinto, Panola, Parker, Parmer, Pecos, Polk, Potter, Presidio, Rains, Randall, Reagan, Real, Red River, Reeves, Refugio, Roberts, Robertson, Rockwall, Runnels, Rusk, Sabine, San Augustine, San Jacinto, San Patricio, San Saba, Schleicher, Scurry, Shackelford, Shelby, Sherman, Smith, Somervell, Starr, Stephens, Sterling, Stonewall, Sutton, Swisher, Tarrant, Taylor, Terrell, Terry, Throckmorton, Titus, Tom Green, Travis, Trinity, Tyler, Upshur, Upton, Uvalde, Val Verde, Van Zandt, Victoria, Walker, Waller, Ward, Washington, Webb, Wharton, Wheeler, Wichita, Wilbarger, Willacy, Williamson, Wilson, Winkler, Wise, Wood, Yoakum, Young, Zapata, Zavala

3. The following States of the United States of America:

Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, Wyoming.

4. The Counties of Canada and Mexico.

5. Anywhere else in the world.

Hub City Industries, LLC Employment Agreement (Enrique Fontova)